ACCOUNTANT'S CONSENT



The Board of Directors
Advanced Financial, Inc.

We consent to the use in this Registration Statement of Advanced Financial, Inc. on Form S-1, of our report dated June 30, 1996 on the consolidated financial statements of Advanced Financial, Inc. and subsidiaries as of March 31, 1996 and 1995, and for the years then ended, and to the reference to our firm under the heading "Experts" in the related prospectus.

Our report dated June 30, 1996, contains an explanatory paragraph that states the Company has incurred net losses of $3,184,577 and $3,963,497 during the years ended March 31, 1996 and 1995. These losses, along with other matters as set forth in note 2, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             /s/KPMG Peat Marwick LLP
                                             ----------------------------------



Kansas City, Missouri
August 20, 1996